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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY


Following is a list of the Company's subsidiaries:


                                        Organized           Percent of
                                        Under               Voting Securities
Name                                    the Laws of         Owned by Registrant
----                                    -----------         -------------------

Intelect Network Technologies Company   Nevada              100%
Intelect Communications Systems Ltd.    Beruda              100%
Intelect Network Systems Limited        England             100%
Intelect Visual Communications Corp.    Delaware            100%
DNA Enterprises, Inc.                   Texas               100%